Exhibit 5.2

Our File No.	1014831 - 259260
Date	March 3, 2021

Agriforce Growing Systems Ltd. 777 Hornby Street, Suite 600 Vancouver, British Columbia Canada V6Z 1S4

Dear Sirs/Mesdames:

RE:	Initial Public Offering of Agriforce Growing Systems Ltd.

We have acted as Canadian counsel to Agriforce Growing Systems Ltd. (the “Company”), a corporation incorporated under the laws of the province of British Columbia, in connection with the offer and sale by the Company of up to $15,640,000 of units of the Company (the “Units”). Each Unit will be comprised of one common share in the capital of the Company (a “Share”) and one common share purchase warrant (each, a “Series A Warrant”). The Units will be sold at and for an offering price (the “Offering Price”) of not less than $5.00 per Unit and no more than $7.00 per Unit. Each Series A Warrant will entitle the holder to purchase one additional common share in the capital of the Company (each, a “Warrant Share”) for a purchase price equal to 120% of the Offering Price for a term of three years from the date of issuance. All dollar amounts referred to herein are in United States dollars.

The Units will be offered and sold (the “Offering”) pursuant to a Registration Statement on Form S-1 (Registration No. 333-251380) and a potential Form S-1MEF, both as amended (collectively, the “Registration Statement”) filed by the Company with the SEC. The Series A Warrants will have the terms and be evidenced by form of the warrant certificate set forth in Exhibit 4.1 to the Registration Statement (the “Warrant Certificate”).

The offer and sale of the Shares and the Series A Warrants and will be made pursuant to an underwriting agreement (the “Underwriting Agreement”) to be entered into by the Company and Kingswood Capital Markets, a division of Benchmark Investments, Inc. (the “Underwriter”). The form of Underwriting Agreement is attached as Exhibit 1.1 to the Registration Statement. Under the Underwriting Agreement, the Company will grant to the Underwriter an over-allotment option (the “Over-Allotment Option”) to purchase an additional number of Units equal to 15% of the Units sold in the Offering at the Offering Price, which additional Units are included in the amount referenced above.

As used herein, the terms “Shares” and “Series A Warrants” include the Shares and Series A Warrants issuable to the Underwriter upon exercise of the Over-Allotment Option and payment of the exercise price therefor in full.

In addition, the Company will grant to the Underwriter an additional $816,000 of common shares purchase warrants (each, a “Representative Warrant”), each of which will entitle the Underwriter to purchase one additional common share (a “Representative Warrant Share”) at an exercise price equal to 120% of the Offering Price for a three year term from the effective date of the Registration Statement. The Representative Warrants will be in the form of the warrant certificate attached as the Representative Warrant Certificate to Exhibit 4.1 to the Registration Statement

In connection with giving this opinion, we have examined the Registration Statement (including exhibits thereto), the Underwriting Agreement and the Warrant Certificate. We have also examined originals, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents as we have considered necessary in order to express the opinion set out below. With respect to the accuracy of factual matters material to this opinion, we have relied upon certificates or comparable documents and representations of public officials and of officers and representatives of the Company.

In giving this opinion, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies, certified or otherwise identified to our satisfaction. We have also considered such questions of law as we have deemed relevant and necessary as a basis for the opinion hereinafter expressed. We have further assumed the sale of the Units, the grant of the Over-Allotment Option and the issuance of the Shares, the Series A Warrants, the Representative Warrants and any Warrant Shares and Representative Warrant Shares in accordance with the documents reviewed by us and referred to herein, and the compliance by all parties in respect of the obligations of each of such documents.

The opinion expressed herein is limited to matters governed by the laws of the Province of British Columbia and the laws of Canada applicable therein, and does not extend to any matters of United States law.

Based and relying upon and subject to the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

(a)	the offer and sale of the Shares has been duly authorized by the Company and, when the Shares are issued and paid for in accordance with the terms of the Underwriting Agreement, the Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company;

(b)	the offer and sale of the Warrant Shares issuable upon exercise of the Series A Warrants has been duly authorized by the Company, and when the Warrants Shares are issued and paid for in accordance with the terms of the Warrant Certificate, the Warrant Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company; and

(c)	the offer and sale of the Representative Warrant Shares issuable upon exercise of the Representative Warrants has been duly authorized by the Company, and when the Representative Warrants Shares are issued and paid for in accordance with the terms of the Representative Warrant Certificate, the Representative Warrant Shares will be validly issued, fully paid and non-assessable shares in the capital of the Company.

This opinion is effective as at the date hereof and is based upon laws in effect and facts in existence as at the date hereof. We express no opinion as to the effect of future laws or judicial decisions on the subject matter hereof, nor do we undertake any duty to modify this opinion to reflect subsequent facts or developments concerning the Company or developments in the law occurring after the date hereof.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and the reference to this firm under the caption “Legal Matters” in the prospectus included in the Registration Statement. In giving this consent, we do not admit that we are “experts” under the Securities Act or under the rules and regulations of the Commission relating thereto with respect to any part of the Registration Statement.

Yours truly,

/s/ McMillan LLP